Exhibit 10.2

September 12, 2012

NOTICE OF ADJUSTMENT

Dear                     ,

You previously entered into a Change of Control Agreement, date                     , with the Dole Food Company, Inc. (the ‘CIC Agreement”). It is necessary to adjust the terms of your CIC Agreement to avoid a delay in potential payments thereunder to you. Therefore, your CIC Agreement is hereby amended such that (i) the release that you are required to enter into as a condition to payment must become effective and irrevocable within 75 days following your termination of employment (rather than 90 days as currently provided under your CIC Agreement) and (ii) severance payments that may become payable to you under the CIC Agreement that are currently required to be paid within 90 days following your termination of employment will instead be required to be paid to you within 75 days following your termination of employment.

Other than as set forth herein, the terms of your CIC Agreement shall not be deemed to be modified in any manner and shall continue in full force and effect in accordance with its respective terms.

Very truly yours,

C. Michael Carter

Executive Vice President, General Counsel

and Corporate Secretary

Sue Hagen

Sr. Vice President, Human Resources

and Industrial Relations